Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Tuesday, August 7, 2018		(415) 384-3805

REDWOOD TRUST REPORTS SECOND QUARTER 2018 RESULTS

MILL VALLEY, CA – Tuesday, August 7, 2018 – Redwood Trust, Inc. (NYSE:RWT) today reported its results for the second quarter of 2018.
Quarterly Financial Highlights

•	GAAP net income was $33 million, or $0.38 per diluted common share

•	Non-GAAP core earnings(1) were $36 million, or $0.41 per diluted common share

•	Book value per common share increased to $16.23 from $16.12 at March 31, 2018

•	Economic return(2) of 2.5% for the second quarter

•	Recourse debt-to-equity leverage ratio(3) of 3.4x

Business Highlights

•	Deployed $186 million of capital in the second quarter of 2018 toward new investments, including $50 million into new initiatives

•	Issued $200 million of six-year convertible debt at a rate of 5.625%

•	Closed four securitizations of $1.7 billion of loans in aggregate, including our fourth expanded-prime Choice transaction since the program’s inception

•	Declared our 76th consecutive quarterly dividend of $0.30 per share, an increase of 7% from the prior quarter

•	Raised $117 million of equity capital in July, our first follow-on offering since 2009
A further discussion of Redwood's business, financial results, core earnings and taxable income, as well as a discussion of management's 2018 outlook, is included in the second quarter Redwood Review, which is available on the Company’s website at www.redwoodtrust.com.

(1)
A reconciliation of GAAP net income to non-GAAP core earnings and a reconciliation of GAAP earnings per diluted share to non-GAAP core earnings per diluted share, along with additional information about Redwood’s core earnings measure, is included in the tables that follow.

(2)	Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.

(3)	Recourse debt excludes $1.9 billion of consolidated debt (ABS issued) that is non-recourse to Redwood.

Financial Performance	Three Months Ended
($ in millions, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017

GAAP net income	$33	$47	$36
GAAP net income per diluted common share	$0.38	$0.50	$0.43
Non-GAAP core earnings	$36	$58	$29
Non-GAAP core earnings per diluted common share	$0.41	$0.60	$0.35
REIT taxable income (estimated)	$27	$33	$19
REIT taxable income per share (estimated)	$0.35	$0.44	$0.25
GAAP book value per share	$16.23	$16.12	$15.29
Dividend per common share	$0.30	$0.28	$0.28
Economic return	2.5%	3.6%	2.9%
Recourse debt-to-equity leverage ratio	3.4x	3.4x	3.1x
Conference Call
Redwood will host an earnings call today, August 7, 2018, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its second quarter 2018 financial results. The number to dial in order to listen to the conference call is 1-800-239-9838 in the U.S. and Canada. International callers must dial 1-323-794-2551. Callers should reference call ID #7178555. A replay of the call will be available through midnight on August 21, 2018, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #7178555.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events." An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Thursday, August 9, 2018, and also make it available on Redwood’s website.
Cautionary Statement:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of 2018 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Second	First	Fourth	Third	Second
($ in millions, except share and per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
	2018	2018	2017	2017	2017

Interest income	$83	$77	$71	$63	$59
Interest expense	(48)	(42)	(36)	(27)	(24)
Net interest income	35	35	35	35	35
Non-interest income
Mortgage banking activities, net	11	27	3	21	12
Investment fair value changes, net	1	2	—	—	8
Other income, net	3	2	3	3	4
Realized gains, net	5	9	5	2	1
Total non-interest income, net	20	40	11	26	25
Operating expenses	(19)	(23)	(20)	(20)	(19)
(Provision for) benefit from income taxes	(3)	(5)	5	(5)	(5)
Net income	$33	$47	$31	$36	$36

Weighted average diluted shares (thousands) (2)	100,432	108,195	109,621	102,703	97,494
Diluted earnings per common share	$0.38	$0.50	$0.35	$0.41	$0.43
Regular dividends declared per common share	$0.30	$0.28	$0.28	$0.28	$0.28

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017 were 75,743, 75,703, 76,600, 77,123, and 77,117, respectively.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Six Months Ended June 30,
($ in millions, except share and per share data)	2018	2017

Interest income	$160	$114
Interest expense	(90)	(45)
Net interest income	70	69
Non-interest income
Mortgage banking activities, net	37	30
Investment fair value changes, net	2	10
Other income, net	5	7
Realized gains, net	14	7
Total non-interest income	59	53
Operating expenses	(42)	(37)
Provision for income taxes	(7)	(11)
Net income	$80	$73

Weighted average diluted shares (thousands)	104,291	97,719
Diluted earnings per common share	$0.88	$0.85
Regular dividends declared per common share	$0.58	$0.56

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings (1) (2)	Three Months Ended
($ in millions, except per share data)	June 30, 2018	March 31, 2018	June 30, 2017

GAAP net income	$33	$47	$36
Adjustments:
Eliminate mark-to-market changes on long-term investments and associated derivatives (3)	(3)	(7)	(14)
Include cumulative gain (loss) on long-term investments sold, net (4)	7	18	4
Income taxes associated with core earnings adjustments (5)	—	—	2
Total adjustments	4	11	(8)
Non-GAAP core earnings	$36	$58	$29

GAAP net income per diluted common share	$0.38	$0.50	$0.43
Non-GAAP core earnings per diluted common share (6)	$0.41	$0.60	$0.35

(1)	Certain totals may not foot due to rounding.

(2)
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management has defined core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads, (ii) include the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any gains or losses from derivatives associated with the investments sold, and (iii) include the hypothetical income taxes associated with core earnings adjustments.

Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes and other items that management believes are not reflective of core results. Core earnings should not be utilized in isolation, nor should it be considered as an alternative to GAAP net income or other measurements of results of operations computed in accordance with GAAP. A further discussion of core earnings is included in the second quarter Redwood Review.

(3)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Appendix of the second quarter Redwood Review.

(4)
Adjustment includes the cumulative net gains or losses on long-term investments accounted for as trading securities under GAAP that were sold during the period presented, net of any realized gains or losses from derivatives associated with the investments sold. Cumulative gains and losses are calculated by multiplying the difference between the sales price and original purchase price by the face value of the securities sold.

(5)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(6)
Consistent with the calculation of net income per diluted common share for GAAP purposes, non-GAAP core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the second quarter Redwood Review.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun
($ in millions, except share and per share data)	2018	2018	2017	2017	2017

Residential loans	$5,491	$5,146	$5,115	$4,185	$3,905
Real estate securities	1,454	1,358	1,477	1,356	1,219
Cash and cash equivalents	185	179	145	258	217
Other assets	383	318	304	332	315
Total assets	$7,513	$7,000	$7,040	$6,131	$5,655

Short-term debt	$1,426	$1,504	$1,939	$1,238	$1,295
Other liabilities	157	157	149	166	152
Asset-backed securities issued	1,930	1,542	1,165	944	693
Long-term debt, net	2,770	2,576	2,575	2,574	2,336
Total liabilities	6,284	5,780	5,828	4,922	4,476

Stockholders' equity	1,229	1,220	1,212	1,209	1,179

Total liabilities and equity	$7,513	$7,000	$7,040	$6,131	$5,655

Shares outstanding at period end (thousands)	75,743	75,703	76,600	77,123	77,117
GAAP book value per share	$16.23	$16.12	$15.83	$15.67	$15.29

(1)	Certain totals may not foot due to rounding.